Exhibit 1

WALD
ANTUNES VITA LONGO BLATTNER

This document is a free translation of the Brazilian judicial administrator's report referred to November 2020 financial information of Oi S.A. and some of its subsidiaries ("RJ Debtors") filled within the 7th Business Court of Rio de Janeiro on January, 21, 2021. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

YOUR HONOR DR. JUDGE OF 7th BUSINESS COURT OF THE DISTRICT COURT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Proceeding no. 0203711-65.2016.8.19.0001
Court Supervised Reorganization of Oi S.A. And others

The **TRUSTEE** (Escritório de Advocacia Arnoldo Wald) appointed in the Court-supervised reorganization of **Oi S.A. and others** comes to request to Your Honor to determine to be attached to the records the Monthly Report of Activities ("RMA") regarding November 2020.

Rio de Janeiro, January 21, 2020

Signed: [illegible signature]
Trustee
Escritório de Advocacia Arnoldo Wald

Av. Pres. Juscelino Kubitschek, nº 510 | Avenida Almirante Barroso, nº 52 | SCS, Quadra 09, Lote C - Torre C, Sala 504 - Asa Sul

Av. Pres. Juscelino Kubitschek, nº 510
8º andar | CEP 04543-906 | São Paulo, SP
tel.: +55 11 3074 6000

Avenida Almirante Barroso, nº 52
24º andar | CEP 20031-000 | Rio de Janeiro, RJ
tel.: +55 21 2272 9300

SCS, Quadra 09, Lote C - Torre C, Sala 504 - Asa Sul
Edifício Parque Cidade Corporate | CEP 70308-200
Brasília, DF | tel.: +55 61 3410 4700

contato@wald.com.br

Monthly Activities Report

RMA

JUDICIAL REORGANIZATION

Oi

November . 2020

15 . January . 2020

EXECUTIVE REPORT

INTRODUCTION

To Your Honor Judge of the 7th Business District Court of the Capital of the State of Rio de Janeiro

The Judicial Administrator, Law Firm Arnoldo Wald ("Wald" or "JA"), appointed in the records of the Judicial Reorganization of the Oi Group (case number 0203711- 65.2016.8.19.0001), and Rio Branco Consultores Associados, subcontracted by JA to assist in the preparation of the Monthly Activities Report ("RMA"), come, respectfully, to your presence, under the terms of the decision on pages 91.223 / 91.224, submit the Monthly Activities Report - RMA for the month of November 2020.

As you know, Judicial Reorganization involves the following companies:

- Oi S.A. - in Judicial Reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. – in Judicial Reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. - in Judicial Reorganization ("Oi Móvel");
- Copart4 Participações S.A. - in Judicial Reorganization ("Copart4")*;
- Copart5 Participações S.A. - in Judicial Reorganization ("Copart5")*;
- Portugal Telecom International Finance B.V. - in Judicial Reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. - in Judicial Reorganization ("Oi Coop").

This report, which includes financial information based mainly on elements provided by the Companies in Judicial Reorganization up to January 21, 2021, contains data referring to the month of November 2020, and should be analyzed together with the preliminary activity report, as well as the other RMA's previously presented.

The RMA will have a chapter specifically focused on the consolidated financial information for the Companies undergoing Reorganization, which in this Report will cover the Managerial Cash Flow Statement for said months, presented in the tables in comparison with the immediately preceding month. The report will highlight the main variations that occurred during the period in question, presenting the clarifications provided by the Management of the Companies undergoing Reorganization.

This report, prepared through analytical procedures and discussions with the Company's Management, aims to provide the Judge and the interested parties with information on the financial situation of the Companies undergoing Reorganization and the relevant operations carried out by them, as well as a summary of the activities carried out by the Judicial Administrator until the close of this report.

Copart4 Participações S.A. was merged into Telemar Norte Leste S.A. in January 2019, as established in clause 7, annex 7.1 of the Judicial Reorganization Plan JR PLAN;
Copart5 Participações S.A. was merged into Oi S.A. in March 2019, as established in clause 7, annex 7.1 of the Judicial Reorganization Plan - JR PLAN.

The information presented below is mainly based on data and elements submitted by the Companies undergoing Reorganization. The individual financial statements of all Companies undergoing Reorganization as well as the consolidated financial statements of the Oi Group (which include but are not limited to the Companies undergoing Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing with the Securities and Exchange Commission - CVM of the Oi Group's Consolidated Quarterly Financial Information ("ITRs"). Regarding the individual financial information of each Company undergoing Reorganization , prepared in monthly periods other than those that compose the ITRs delivered to CVM, these are not submitted to independent audit review, either by the auditors hired by the Oi Group or by the Judicial Administrator.

The Judicial Administrator, honored with the assignment, is available for further clarification on the information contained in this report or other additional information.

Sincerely,

WALD
ANTUNES VITA LONGO BLATTNER

Arnoldo Wald Son
awf@wald.com.br

Samantha Mendes Longo
samantha@wald.com.br

Members

Telephone: +55 (11) 3074-6000

RIO BRANCO
CONSULTORES ASSOCIADOS

Thiago Fogaça Almeida
Economist
tfa@riobranco.adm.br

Fábio de Carvalho and Mello Curti
Economist
fc@riobranco.adm.br

Telephone: +55 (11) 3392 - 3062

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDERGOING JUDICIAL REORGANIZATION

Picture 1 - Corporate Organization Chart of the Companies undergoing Judicial Reorganization


Oi
Oi S.A.
(Holding)
under judicial reorganization
100%
Telemar
Norte Leste S.A.
(STFC concession)
under judicial reorganization
100%
Portugal Telecom
Intern. Finance B.V.
(Financial vehicle)
under judicial reorganization
100%
Oi Brasil
Holdings Coöperatief U.A.
(Financial vehicle)
under judicial reorganization
99,875%
Oi Serviços Financeiros S.A.
(current name Copart 3)
100%
CVTEL B.V.
100%
Rio Alt Gestão de Créditos e Participações S.A.
100%
Carrigans Finance S. to RL
100%
PT Participações SGPS S.A.
48,37%
Drammen RJ Empreendimentos Imobiliários S.A.
99,8%
Bryophyta SP Participações Ltda.
100%
Oi Móvel S.A.
(SMP and SeAC authorization)
under judicial reorganization
9 other companies
(see appendixes)
9 other companies
(see appendixes)
Caption
COMPANIES OF THE GROUP
UNDERGOING REORGANIZATION

Source: Information made available by the Management

* Diagram previously presented in the Preliminary Activity Report.
Information presented again to facilitate the understanding of the structure of the Companies undergoing Judicial Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDERGOING JUDICIAL REORGANIZATION

Picture 2 - Corporate Organization Chart of the Companies undergoing Judicial Reorganization


Telemar Norte Leste S.A. (STFC concession) under judicial reorganization
100%
Oi Móvel S.A. Undergoing Judicial Reorganization
50%
Companhia AIX de Participações
81,61%
SEREDE Serviços de Rede S.A.
99,95%
Dommo Empreendimentos Imobiliários Ltda.
99,99%
BrT Card Serviços Financeiros Ltda.
10%
Pharol SGPS S.A.
100%
Brasil Telecom Call Center S.A.
19,04%
Hispamar Satellite S.A.
50%
Companhia ACT de Participações
92,35%
Caliteia RJ Empreendimentos Imobiliários S.A.
Caption
COMPANIES OF THE GROUP UNDERGOING JUDICIAL REORGANIZATION

Source: Information made available by the Management

** Diagram previously presented in the Preliminary Activity Report. Information presented again to facilitate the understanding of the structure of the Companies undergoing Judicial Reorganization*

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDERGOING REORGANIZATION

Picture 3 - Corporate Organization Chart of the Companies undergoing Judicial Reorganization


Oi Móvel S.A. under judicial reorganization
100%
Pointer Network S.A.
4 other companies
100%
Paggo Empreendimentos S.A. (Holdings)
99,99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
50%
Paggo Soluções E Meios de Pagamentos S.A.
99,99%
Paggo Administradora Ltda.
99,99%
Brasil Telecom Comunicação Multimídia Ltda.
99,92%
Lemvig Serviços de Televisão por Assinatura S.A.
99,92%
Jonava RJ Infraestrutura e Redes de Telecomunicações S.A.
99,95%
Garliava RJ Infraestrutura e Redes de Telecomunicações S.A.
Caption
COMPANIES OF THE GROUP UNDERGOING JUDICIAL REORGANIZATION

Source: Information made available by the Management

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies undergoing Judicial Reorganization

COMPANIES UNDERGOING JUDICIAL REORGANIZATION

Picture 4 – Companies undergoing Judicial Reorganization

Oi S.A.
Main provider of Fixed Telephony services in Region II and national and international long-distance services. It also owns stakes in other Group companies, being the main "Holding" of the Oi Group.

Oi Coop
Non-operational entity. Vehicle for raising finance/resources on the international market


Oi S.A.
Oi Brasil Holdings Coöperatief U.A.
Oi Móvel S.A.
COMPANIES OF THE GROUP UNDERGOING JUDICIAL REORGANIZATION
Oi
Telemar Norte Leste S.A.
Portugal Telecom International Finance B.V.
Copart 4 e Copart 5 Participações S.A.

Oi Móvel
Provider of mobile phone services in Regions I, II and III and DTH TV services.

Telemar Norte Leste
Main provider of fixed telephony services in Region I and national and international long-distance calls.

PTIF
Non-operational entity. Vehicle for raising finance/resources on the international market

Copart 4 and 5*
Two legal entities used for the management and administration of the real estate property and the main properties leased to the Oi Group

* Copart4 Participações S.A. was merged into Telemar Norte Leste S.A. in January 2019, as established in clause 7, annex 7.1 of the Judicial Reorganization Plan - JR PLAN; Copart5 Participações S.A. was merged into Oi S.A. in March 2019, as established in clause 7, annex 7.1 of the JR PLAN.

RELEVANT FACTS & NOTICES TO THE MARKET

Below we present some of the relevant facts and announcements to the market released by the Oi Group that have a direct relationship with the Companies undergoing Judicial Reorganization:

Relevant Facts and Announcements to the Market of the month of **DECEMBER/20**

December 23rd - Execution of Purchase and Sale Agreement concerning UPI Towers

Oi S.A. - Under Judicial Reorganization ("Oi" or "Company") hereby informs its shareholders and the market in general that, following the disclosure of the Material Facts of June 15, 2020 and November 26, 2020, the Company, Telemar Norte Leste S.A. - Under Judicial Reorganization and Oi Móvel S.A. - Under Judicial Reorganization entered into, on this date, with Highline do Brasil II Infraestrutura de Telecomunicações S.A. ("Highline"), the Agreement for the Purchase and Sale of Shares Through UPI and Other Covenants ("Agreement"), the object of which was the sale of UPI Towers to Highline, whose proposal of BRL 1,066,902,827.00, subject to price adjustments under the Agreement, was the winner of the competitive procedure carried out on November 26, 2020 ("Operation"), in accordance with the Amendment to the Judicial Reorganization Plan confirmed by the Court of the 7th Business District Court of the Capital of the State of Rio de Janeiro on October 5, 2020.

The complete Notice to the Market can be accessed at

https://api.mziq.com/mzfilemanager/v2/d/6aebbd40-9373-4b5a-8461-9839bd41cbbb/8750bfb9-338d-733f-190e- 9d71af427fa0?origin=1

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement
NOVEMBER 01 to 30th, 2020

- **Net Operating Cash Generation of the Companies undergoing Reorganization** was negative by BRL 509 million in November/20

- **Investments** reached the level of BRL 463 million in November/20

- **Receipts** decreased by BRL 58 million in November/20, totaling BRL 2,330 million

- The heading **Payments** presented a reduction of BRL 200 million in September/20, reaching the level of BRL 1,628 million

- In November/20 there was a cash outflow of BRL 144 million under the heading **Intra-group Operations**

- The **Final Financial Cash Balance of the Companies undergoing Judicial Reorganization** was reduced by BRL 622 million in November/20, totaling BRL 4,367 million

Statement

NOVEMBER 01 to 30, 2020

Net Operating Cash Generation of the Companies undergoing Judicial Reorganization was negative by BRL 509 million in Nov/20

- Net Operation Cash Generation of the Companies undergoing Judicial Reorganization in the month of November/20 was negative in BRL 509 million, after a negative result of BRL 30 million observed in the previous month (Figure 5). In comparison with the month of October/20, Receipts recorded a reduction of BRL 58 million, reaching the level of BRL 2,330 million, while cash outflows with Payments and Investments increased by BRL 421 million, totaling BRL 2,839 million jointly (Picture 6).
- The other movements of the Companies undergoing Reorganization, which includes Financial Operations, represented a cash outflow of BRL 113 million in November/20.
- Thus, the variation in the Final Balance of the Financial Cash of the Companies undergoing Judicial Reorganization was negative by BRL 622 million in November/20, resulting in an amount of BRL 4,367 million (Picture 7), corresponding to a reduction of 12.5% in relation to the previous month.
- Detailed considerations of the variations will be analyzed in the next few pages.

Source: Financial statements and managerial information

Picture 5 - Net Operating Cash Generation - Monthly Balance


in BRL million

Picture 6 - Monthly evolution . Receipts x Payments/Investments


PAYMENTS
+
INVESTMENTS
2.839
2.330
REceipts
in BRL million

Picture 7 - Financial Cash – Companies undergoing Judicial Reorganization - monthly - Final balance


in BRL million
4.367

Cash outflow with Investments contributed to the negative balance of Net Operating Cash Generation

Picture 8 - Statement of cash flow management

	October/20	November/20	Δ
Clients	1,476	1,372	-7%
Network Usage Services	202	97	-52%
Dealers	425	432	1%
Other	284	429	51%
Receipts (1)	**2,388**	**2,330**	**-2%**

	October/20	November/20	Δ
Plant Maintenance	(215)	(184)	-14%
Rent	(330)	(461)	39%
Data Processing/Printshops	(80)	(54)	-33%
Call Center Service/Collection	(98)	(105)	8%
Dealers	(85)	(92)	8%
Consultancy / Audits / Fees	(43)	(42)	-3%
Other Services/Payments	(420)	(764)	82%
Materials/Services (2)	**(1,272)**	**(1,702)**	**34%**

	October/20	November/20	Δ
Network Usage Services	(203)	(96)	-53%
Judicial Deposits	77	97	25%
Contingencies	(14)	(88)	534%
Other Payments (2)	**(139)**	**(89)**	**-36%**

	October/20	November/20	Δ
Telemar	(147)	(145)	-1%
Oi S.A.	(42)	(55)	32%
Oi Móvel	(285)	(263)	-8%
Investments (3)	**(473)**	**(463)**	**-2%**


2.330
(1.702)
0
(85)
in BRL million
Receipts
Staff
Materials/ Services
Taxes
Mediation / Partner Supplier
Other payments
Investments
Net Cash Generation

Source: Financial statements and managerial information

Statement
NOVEMBER 1st to 30th, 2020

Table 1 - Managerial Cash Flow Statement - Nov/20

BRL million	(A) October 31st, 2020 October/20	(B)-(A) *Variation*	(B) November 30th, 2020 November/20
BEGINNING BALANCE - Financial Cash	5,108	(120)	4,988
Clients	1,476	*(104)*	1,372
Network Usage Services	202	*(105)*	97
Dealers	425	*6*	432
Other	284	*145*	429
Receipts (1)	**2,388**	**(58)**	**2,330**
Staff	(177)	*(12)*	(189)
Suppliers of Materials and Services	(1,475)	*(323)*	(1,797)
Taxes	(356)	*(44)*	(400)
Judicial Deposits	77	*19*	97
Contingencies	(14)	*(72)*	(86)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(1,944)**	**(432)**	**(2,376)**
Telemar	(147)	2	(145)
Oi S.A.	(42)	*(13)*	(55)
Oi Móvel	(285)	22	(263)
Investments (3)	**(473)**	**11**	**(463)**
Net Operating Generation (1+2+3)	**(30)**	**(479)**	**(509)**
Capital Increase	-	-	-
Non-Core	**0**	**23**	**23**
Intra-Group Transactions	**(181)**	***37***	**(144)**
Financial Transactions	**91**	***(82)***	**8**
Dividends and Interest on Equity	**(0)**	***(0)***	**(0)**
FINAL Balance - Financial Cash	4,988	(622)	4,367

Figure 9 - Receipts - Participation structure


Network Usage Services BRL 97 mi 4%
Other BRL 429 mi 18%
RECEIPTS TOTAL BRL 2,330 million
Clients BRL 1,372 mi 59%
Dealers BRL 432 mi 19%

	November/20 BRL million	November/20 Participation	October/20 Participation
Receipts	**2,330**	**100%**	**100%**
Clients	1,372	59%	62%
Dealers	432	19%	18%
Other	429	18%	12%
Network Usage Services	97	4%	8%

RECEIPTS

Receipts reduced in November/20

In November/20 there was a reduction of BRL 58 million in the Receipts account when compared with the previous month (2.4%), reaching BRL 2,330 million.

The Client heading recorded a reduction of BRL 104 million in November/20, totaling BRL 1,372 million, compared to BRL 1,476 million in October/20.

- Management reported that the negative variation observed was related to the number of working days (21 working days in October/20 x 20 working days in November/20).

The Network Use Services item registered a reduction of BRL 105 million in November/20, totaling a cash inflow of BRL 97 million in the month.

- Management stated that there was no extraordinary factor for the reduction. Management also explained that this item varies from month to month, but the important thing to note is that this item should always be analyzed considering the payment for network use, when we do this analysis, we verify that the revenue is in line with the payment.

The *Dealers* account increased BRL 6 million in the month, totaling a cash inflow of BRL 432 million in November/20. Finally, Other Receipts increased BRL 145 million in November/20, with an inflow of BRL 429 million.

- Management informed that the increase observed is explained by the increase in Intercompany Receipts of interconnection between companies under judicial reorganization, the effect being cancelled with the item Other services/payments.

Statement

NOVEMBER 1st to 30th, 2020

Table 1 - Managerial Cash Flow Statement - Nov/20

BRL million	(A) October 31st, 2020 October/20	(B)-(A) *Variation*	(B) November 30th, 2020 November/20
BEGINNING BALANCE - Financial Cash	5,108	(120)	4,988
Clients	1,476	*(104)*	1,372
Network Usage Services	202	*(105)*	97
Dealers	425	*6*	432
Other	284	*145*	429
Receipts(1)	**2,388**	**(58)**	**2,330**
Staff	(177)	*(12)*	(189)
Suppliers of Materials and Services	(1,475)	*(323)*	(1,797)
Taxes	(356)	*(44)*	(400)
Judicial Deposits	77	*19*	97
Contingencies	(14)	*(72)*	(86)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(1,944)**	**(432)**	**(2,376)**
Telemar	(147)	*2*	(145)
Oi S.A.	(42)	*(13)*	(55)
Oi Móvel	(285)	*22*	(263)
Investments (3)	**(473)**	**11**	**(463)**
Net Operating Generation (1+2+3)	**(30)**	**(479)**	**(509)**
Capital Increase	-	-	-
Non-Core	0	23	23
Intra-Group Transactions	(181)	*37*	(144)
Financial Transactions	91	*(82)*	8
Dividends and Interest on Equity	(0)	*(0)*	(0)
FINAL Balance - Financial Cash	4,988	(622)	4,367

Picture 10 - Payments - Participation structure


Staff
BRL 189 mi
8%
Other
-BRL 10 mi
0%
Mediation
BRL 0 mi
0%
PAYMENTS
TOTAL
BRL 2,376 million
Taxes
BRL 400 mi
17%
Suppliers
BRL 1,797 mi
75%

	November/20 BRL million	November/20 Participation	October/20 Participation
Payments	**2,376**	**100%**	**100%**
Suppliers of Materials and Services	1,797	76%	76%
Taxes	400	17%	18%
Staff	189	8%	9%
Other	(10)	0%	-3%
Mediation/ Partner Suppliers	0	0%	0%

PAYMENTS

Increase of Payments in November/20

Payments totaled BRL 2,376 million in November/20, an increase of BRL 432 million (22.2%) in relation to the previous month, when the item recorded a cash outflow of BRL 1,944 million.

There was an increase of BRL 12 million in the Staff line in November/20, totaling BRL 189 million.

- Management explained that the increase observed is due to the payments related to the advance of the 13th salary of employees who joined during the year 2020 and to the Outgoing Incentive Program (PIS) implemented in November/20.

The item *Suppliers of Materials/Services* closed November/20 with an increase of BRL 323 million, totaling BRL 1,797 million.

- Management informed that the increase observed is explained by the increase in payments of (i) Intercompany interconnection between companies under judicial reorganization, the effect being cancelled with the account "Other receipts" and (ii) Intercompany commission for Paggo Stores, for sales of fixed and mobile telecommunication services performed by them.

The *Taxes* item increased by BRL 44 million, reaching the level of BRL 400 million.

- Management reported that the increase observed refers to lower offsetting of tax credits.

On the other hand, Judicial Deposits increased in the month's cash inflow from BRL 77 million in October/20 to BRL 97 million in November/20.

- Management informed that the cash inflow refers to the redemption and unblocking of a judicial deposit in favor of Oi, in the PEX sphere.

Finally, the Contingencies item recorded a cash outflow of BRL 86 million in November/20, an increase of BRL 72 million over the previous month. There were no transactions in the item Mediation/ Partner Suppliers.

- Management informed that the observed exits refer to the increase of payments of contingencies in the Civil Law sphere.

Statement

NOVEMBER 1st to 30th, 2020

Table 1 - Managerial Cash Flow Statement - Nov/20

BRL million	(A) October 31st, 2020 Oct/20	(B)-(A) *Variation*	(B) November 30th, 2020 Nov/20
BEGINNING BALANCE - Financial Cash	5,108	(120)	4,988
Clients	1,476	*(104)*	1,372
Network Usage Services	202	*(105)*	97
Dealers	425	*6*	432
Other	284	*145*	429
Receipts (1)	**2,388**	**(58)**	**2,330**
Staff	(177)	*(12)*	(189)
Suppliers of Materials and Services	(1,475)	*(323)*	(1,797)
Tributes	(356)	*(44)*	(400)
Judicial Deposits	77	*19*	97
Contingencies	(14)	*(72)*	(86)
Mediation/ Partner Suppliers	-		-
Payments (2)	**(1,944)**	**(432)**	**(2,376)**
Telemar	(147)	*2*	(145)
Oi S.A.	(42)	*(13)*	(55)
Hi Mobile	(285)	*22*	(263)
Investments (3)	**(473)**	**11**	**(463)**
Net Operating Generation (1+2+3)	**(30)**	**(479)**	**(509)**
Capital Increase	-	-	-
Non-Core	**0**	**23**	**23**
Intra – Group Transactions	**(181)**	*37*	**(144)**
Financial Transactions	**91**	*(82)*	**8**
Dividends and Interest on Equity	**(0)**	*(0)*	**(0)**
FINAL Balance - Financial Cash	4,988	(622)	4,367

Picture 11 - Investments - Participation structure


Oi S.A.
BRL 55 mi
12%
Telemar
BRL 145 mi
31%
Oi Móvel
BRL 263 mi
57%
INVESTMENTS
TOTAL
BRL 463 million

	November/20 BRL million	November/20 Participation	October/20 Participation
Investments	**463**	**100%**	**100%**
Oi Móvel	263	57%	60%
Telemar	145	31%	31%
Oi S.A.	55	12%	9%

INVESTMENTS

The Companies undergoing Reorganization recorded payments of Investments of BRL 463 million in November/20, a reduction of 2.3% in relation to the previous month, when there was a cash outflow with Investments of BRL 473 million.

Investments related to Oi Móvel S.A. decreased by BRL 22 million, totaling BRL 263 million in November/20. In Telemar S.A. there was a reduction of BRL 2 million, totaling BRL145 million in November/20, while the Investments in Oi S.A. increased from BRL 42 million in October/20 to BRL 55 million in November/20.

- Management emphasized that the reduction observed in the month compared to the previous month is within the strategic plan of accelerating investments, mainly in fiber optics and in the expansion of the mobile network.

NET OPERATING INCOME

The level of Receipts in November/20, of BRL 2,330 million, was lower than the total sum of Cash Outflows for Payments (BRL 2,376 million) and Investments (BRL 463 million) in the month, which contributed directly to the negative balance of BRL 509 million in the Net Operating Generation of the Companies undergoing Reorganization in the month.

FINAL BALANCE - FINANCIAL CASH

Intra-Group Operations presented a cash outflow of BRL 144 million in November/20.

- Management informed that the cash outflow refers to the advance for future capital increase (AFAC) carried out with another Group company outside of the Judicial Reorganization.

Financial Operations recorded a positive result of BRL 8 million in November/20, compared to a cash inflow of BRL 91 million in the previous month.

- Management informed that the cash inflow refers to the profitability on the financial investment of the Company's available cash resources.

Thus, adding the cash outflow of BRL 144 million from Intra-Group Operations, the Non-Core cash inflow of BRL 23 million and the cash inflow of BRL 8 million from Financial Operations to the negative balance of BRL 509 million from Generation of Net Operating Cash, the Final Balance of the Financial Cash from Companies undergoing Reorganization decreased by BRL 622 million in relation to the previous month (decrease of 12.5%), totaling BRL 4,367 million.

- Management explained that the reduction in the final balance of the Financial Cash is mainly related to the Company's strategic plan to accelerate investments in Optical Fibre (FTTH) and Mobile Broadband 4G and 4.5G.

Statement

NOVEMBER 1st to 30th, 2020

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED FOR THE COMPANIES UNDERGOING JUDICIAL REORGANIZATION	AUG/18	SEPT/18	OCT/18	NOV/18	DEC/18	JAN/19	FEB/19	MAR/19	APR/19	MAY/19	JUN/19	JUL/19
Opening Balance – Financial Cash	4,677	4,721	4,615	4,375	4,362	4,445	7,515	5,940	6,016	4,614	4,388	4,146
Receipts	2,859	2,804	2,858	2,815	2,846	2,443	2,480	2,246	2,096	2,815	2,110	2,385
Clients	1,731	1,681	1,808	1,867	1,651	1,628	1,541	1,572	1,576	1,660	1,498	1,618
Network Usage Services	210	208	204	182	165	177	181	151	8	252	1	40
Dealers	518	425	414	478	412	458	480	411	427	448	387	453
Other	208	388	473	338	344	165	268	114	87	457	214	257
Payments	(2,278)	(2,278)	(2,791)	(2,432)	(2,286)	(2,733)	(2,806)	(1,821)	(2,864)	(2,960)	(1,743)	(2,287)
Staff	(170)	(140)	(137)	(133)	(244)	(230)	(172)	(144)	(320)	(180)	(152)	(151)
Suppliers of Materials and Services	(1,604)	(1,540)	(2,046)	(1,775)	(1,508)	(1,826)	(1,670)	(1,256)	(1,494)	(1,865)	(1,112)	(1,640)
Materials/Services	(1,383)	(1,420)	(1,842)	(1,581)	(1,315)	(1,648)	(1,478)	(1,087)	(1,480)	(1,854)	(1,105)	(1,584)
Plant Maintenance	(287)	(298)	(500)	(547)	(425)	(406)	(544)	(505)	(534)	(533)	(351)	(336)
Rent	(348)	(328)	(336)	(338)	(287)	(401)	(408)	(273)	(407)	(432)	(256)	(424)
Data Processing/Printshops	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(106)	(139)	(94)	(88)	(128)
Call Center Service/Collection	(139)	(134)	(139)	(147)	(145)	(126)	(155)	(113)	(135)	(138)	(121)	(116)
Dealers	(108)	(108)	(112)	(118)	(110)	(115)	(115)	(106)	(108)	(108)	(88)	(103)
Offices / Auditoriums / Fees	(71)	(45)	(86)	(74)	(52)	(124)	(50)	(34)	(76)	(82)	(24)	(71)
Other Services/Payments	(508)	(444)	(726)	(430)	(171)	(346)	(256)	(148)	(306)	(517)	(176)	(418)
Network Usage Services	(211)	(207)	(208)	(198)	(183)	(180)	(182)	(152)	(8)	(251)	(7)	(46)
Taxes	(487)	(516)	(551)	(540)	(523)	(683)	(586)	(524)	(1,221)	(506)	(501)	(478)
Judicial Deposits	48	6	41	55	71	34	51	91	79	41	15	71
Contingencies		(4)	(2)	(1)	(12)	(5)	(8)	(5)	(5)	(18)	(10)	(8)
Mediation/ Partner Suppliers	(64)	(16)	(54)	(35)	(73)	(56)	(442)					
Investments	(383)	(338)	(582)	(421)	(344)	(603)	(482)	(384)	(548)	(672)	(544)	(702)
Telemar	(178)	(147)	(222)	(183)	(174)	(234)	(208)	(172)	(238)	(278)	(206)	(245)
Oi S.A.	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)	(86)	(54)	(83)
Oi Móvel	(138)	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(228)	(298)	(284)	(374)
Operational Generation	57	71	(435)	(38)	91	(673)	(687)	42	(1,414)	(417)	(177)	(548)
Capital Increase						4,007						
Pharol Agreement						(108)						
Non-Core												
Intra – Group Transactions	(1)				14					100		
Financial Transactions	28	15	(1)	21	22	18	(885)	24	17	9	11	18
Dividends and Interest on Equity					54							
Closing Balance – Financial Cash	4,721	4,615	4,375	4,362	4,445	7,515	5,940	6,016	4,614	4,388	4,146	3,621

CONSOLIDATED FOR THE COMPANIES UNDERGOING JUDICIAL REORGANIZATION	AUG/19	SEPT/19	OCT/19	NOV/19	DEC/19	JAN/20	FEB/20	MAR/20	APR/20	MAY/20	JUN/20	JUL/20	AUG/20	SEPT/20	OCT/20	NOV/20
Opening Balance – Financial Cash	3,621	3,080	3,066	2,613	2,259	1,910	3,761	5,025	5,661	4,856	4,754	4,871	5,636	5,392	5,108	4,888
Receipts	1,881	2,031	2,115	2,013	2,412	2,303	1,763	2,081	1,864	1,908	2,081	2,053	2,158	2,120	2,386	2,330
Clients	1,511	1,485	1,582	1,473	1,652	1,484	1,352	1,471	1,381	1,455	1,461	1,473	1,392	1,425	1,478	1,372
Network Usage Services	5	1	8	5	19	6	14	2	2	1		2	18	112	203	97
Dealers	433	421	440	421	440	488	388	401	383	394	438	434	424	446	425	432
Other	38	101	105	114	268	315	47	164	244	71	159	145	328	157	284	429
Payments	(1,877)	(1,471)	(1,684)	(1,763)	(2,082)	(2,031)	(2,067)	(1,668)	(2,108)	(1,430)	(1,606)	(1,638)	(1,638)	(1,638)	(1,844)	(2,376)
Staff	(138)	(136)	(125)	(134)	(235)	(177)	(147)	(133)	(244)	(123)	(133)	(123)	(108)	(120)	(177)	(188)
Suppliers of Materials and Services	(1,176)	(880)	(1,273)	(1,274)	(1,555)	(1,646)	(1,125)	(1,212)	(1,464)	(1,032)	(1,222)	(1,122)	(1,367)	(1,211)	(1,475)	(1,787)
Materials/Services	(1,108)	(851)	(1,264)	(1,288)	(1,530)	(1,642)	(1,111)	(1,208)	(1,469)	(1,030)	(1,220)	(1,118)	(1,348)	(1,097)	(1,272)	(1,702)
Plant Maintenance	(345)	(329)	(339)	(371)	(365)	(357)	(287)	(261)	(362)	(262)	(345)	(195)	(256)	(152)	(215)	(186)
Rent	(263)	(194)	(368)	(311)	(254)	(424)	(336)	(324)	(338)	(306)	(344)	(271)	(276)	(265)	(330)	(441)
Data Processing/Printshops	(84)	(10)	(28)	(156)	(165)	(165)	(88)	(77)	(111)	(80)	(89)	(45)	(82)	(70)	(80)	(54)
Call Center Service/Collection	(128)	(124)	(103)	(125)	(143)	(112)	(136)	(110)	(78)	(85)	(85)	(84)	(106)	(110)	(98)	(105)
Dealers	(88)	(102)	(101)	(100)	(88)	(103)	(128)	(88)	(103)	(95)	(102)	(93)	(91)	(80)	(85)	(82)
Offices / Auditoriums / Fees	(41)	(25)	(38)	(32)	(31)	(76)	(85)	(47)	(41)	(43)	(43)	(47)	(41)	(53)	(43)	(42)
Other Services/Payments	(168)	(167)	(286)	(170)	(451)	(383)	(65)	(250)	(511)	(163)	(335)	(362)	(566)	(317)	(420)	(764)
Network Usage Services	(8)	(8)	(8)	(8)	(17)	(6)	(14)	(4)	(5)	(1)	(2)	(4)	(19)	(115)	(203)	(96)
Taxes	(407)	(406)	(394)	(404)	(388)	(462)	(385)	(385)	(392)	(323)	(329)	(344)	(394)	(337)	(358)	(400)
Judicial Deposits	150	21	69	30	88	206	41	41	25	55	61	71	49	44	77	97
Contingencies	(7)	(4)		(13)	(12)	(8)	(6)	(6)	(8)	(7)	(8)	(10)	(6)	(6)	(14)	(86)
Mediation/ Partner Suppliers							(457)									
Investments	(654)	(562)	(681)	(506)	(661)	(689)	(748)	(663)	(660)	(561)	(612)	(520)	(528)	(562)	(473)	(483)
Telemar	(232)	(215)	(245)	(212)	(185)	(193)	(195)	(192)	(282)	(178)	(198)	(148)	(177)	(188)	(147)	(145)
Oi S.A.	(61)	(62)	(88)	(54)	(62)	(88)	(88)	(85)	(83)	(69)	(83)	(56)	(53)	(74)	(42)	(55)
Oi Móvel	(363)	(311)	(348)	(330)	(414)	(424)	(465)	(417)	(308)	(324)	(252)	(317)	(298)	(302)	(285)	(283)
Operational Generation	(262)	(34)	(486)	(575)	(501)	(413)	(1,023)	(266)	(774)	(113)	(69)	1	(167)	(101)	(39)	(508)
Capital Increase																
Pharol Agreement																
Non-Core							121						4	20	1	29
Intra – Group Transactions								11					(100)	(201)	(181)	(146)
Financial Transactions	(298)	1	8	2	2	2,264	3,071	(48)	31	8	18	79	58	(2)	91	8
Dividends and Interest on Equity									[illegible]		[illegible]	[illegible]		(0)	(0)	(0)
Closing Balance – Financial Cash	3,080	3,066	2,613	2,259	1,910	3,761	5,025	5,661	4,856	4,754	4,871	5,636	5,392	5,108	4,888	4,387

CREDITOR SERVICE

In the last month, the Judicial Administrator continued to monitor the steps taken by the Companies undergoing Reorganization to enable compliance with the Judicial Reorganization Plan and its Amendment, which was confirmed by this Court on October 5th, 2020.

Interested parties may consult the Amendment at the judicial reorganization site (www.recuperacaojudicialoi.com.br), on the tab "Proceeding Documents", and requests for clarification should be directed to the following channels: e-mail credoroi@wald.com.br, telephone 0800644-3111 (toll-free) or website www.recjud.com.br.

In addition, as determined by the decision on pages 492.184/492.187, which established the new dynamic of payment control of first priority claim *("créditos extraconcursais")*, the Administrator made available on his website the lists sent by the Companies undergoing Reorganization containing the first priority claim *("créditos extraconcursais")* already paid and those in process, referring to the compliance awards or enforcements prior to September 30, 2020. This information is periodically updated and is available for consultation at https://recuperacaojudicialoi.com.br/creditos-extraconcursais/.

During the month of November, this Administration also followed the mediation procedure related to the procedural incidents, in accordance with the decision on pages 341,970/341,973. This mediation aims to stimulate a composition between creditors and debtors to define the value of the credits, from an online platform, which already has more than 14 thousand agreements signed. At this point, it is necessary to inform the availability on the site of the judicial reorganization

(www.recuperacaojudicaloi.com.br) of the list of procedural incidents for which awards were already issued, which is periodically updated.

Finally, JA informs that it remains focused on clarifying doubts about mediation procedures, clauses and compliance with the Judicial Reorganization Plan and its Amendment, and is constantly contacted by national and international creditors, either by telephone on +55 (21) 2272-9300, or by e-mail credoroi@wald.com.br.

SUMMARY OF THE PROCEEDINGS

Below, the Judicial Administration lists the manifestations presented in the electronic process after the last Monthly Activity Report, with the indication of the respective pages.

Pages 494.341/494.361	Monthly report on the activities carried out by the Companies undergoing Reorganization (for the month of October 2020).	December 15th, 2020
Page	Manifestation on the request of the Companies undergoing Reorganization for sale of real estate.	January 19th, 2021
Appeals in which the Judicial Administrator submitted a manifestation:		
0076931-44.2020.8.19.0000	Interlocutory Appeal filed by Proline Equipamentos Eletrônicos LTDA. against the decision that confirmed the Amendment to the Judicial Reorganization Plan.	December 16th, 2020
0082139-09.2020.8.19.0000	Interlocutory Appeal filed by Garrastazu, Gomes Ferreira & Advogados Associados against the decision that confirmed the Amendment to the Judicial Reorganization Plan.	December 17th, 2020
0085195-50.2020.8.19.0000	Interlocutory Appeal brought by China Development Bank against the decision that confirmed the Amendment to the Judicial Reorganization Plan.	December 18th, 2020

In addition, in response to letters and requests addressed directly to the Judicial Administrator by the most diverse Courts in the country, the Judicial Administrator presented several manifestations in cases filed against the Companies undergoing Reorganization.

SUPERVISION REGARDING COMPLIANCE WITH THE JUDICIAL REORGANIZATION PLAN

The Judicial Reorganization Plan, confirmed by decision of pages 254.741/254.756, has undergone changes in the form of the Amendment of pages 476.542/479,026, which was confirmed by this Court on October 5th, 2020 (pages 481.886/481,918), after its approval by the majority of creditors of all classes present at the General Creditors' Meeting - GCM held on September 8th, 2020.

As established by Law No. 11101/2005, the Judicial Administrator continues to supervise the compliance with the obligations of the Companies undergoing Reorganization, of the confirmed Judicial Reorganization Plan- JR PLAN and its Amendment, having, for this purpose, held periodic meetings with the Company and analyzed all relevant documentation.

As a result of this inspection, the Judicial Administrator - JA informs that, in November 2020, the obligations foreseen in clauses 4.1.1 and 4.1.2.1 of the Amendment to the Judicial Reorganization Plan- JR PLAN reached their maturity and were fulfilled. In addition, the obligations that have a maturity term linked to the original records becoming unappealable, as established in the Judicial Reorganization Plan, continued to reach their maturity. It should be noted that, on a monthly basis, this Administration receives the list of labor credits paid throughout the month, due to the end of the grace period (180 days counted from the lawsuit of origin becoming unappealable - clause 4.1.1 of the Judicial Reorganization Plan- JR PLAN).

It is also worth mentioning that, under the terms of the Amendment to the Plan, the Companies undergoing Reorganization signed with Highline do Brasil II Infraestrutura de Telecomunicações S.A., winner of the competitive procedure held on November 26, 2020 before the Court where the Reorganization proceeds, the "Agreement for the Purchase and Sale of Shares Through UPI and Other Covenants" regarding the sale of UPI Towers.

WALD
ANTUNES VITA LONGO BLATTNER

Av. Almirante Barroso, 52
24° andar
Postal Code [CEP] 20031-000
Rio de Janeiro, RJ - Brazil

Avenida Juscelino Kubitschek,
N° 510, 8° andar
Postal Code [CEP]04543-906
São Paulo, SP - Brazil

RIO BRANCO
CONSULTORES ASSOCIADOS

Av. Marquês de São
Vicente, 446 - Conj. 1206
Barra Funda
Postal Code [CEP]01139-000
São Paulo, SP - Brazil